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                                                                  EXHIBIT (d)(2)

                              [CSC LETTERHEAD/LOGO]

                                  June 26, 2000


Stephen G. Morrison, Esq.
Secretary
Policy Management Systems Corporation
One PMSC Center
Blythewood, South Carolina  29016

Dear Mr. Morrison:

     Reference is made to the Agreement and Plan of Merger dated June 20, 2000 (the "Merger Agreement"), among Policy Management Systems Corporation ("PMSC"), Computer Sciences Corporation ("CSC") and Patriot Acquisition Corp. ("Patriot").
Section 1.1 of the Merger Agreement requires Patriot to commence a tender offer for all of the outstanding shares of common stock of PMSC by no later than one week after the date of the Merger Agreement. Pursuant to Section 8.6 of the Merger Agreement, PMSC and CSC have mutually agreed to extend the date by which Patriot is required to commence the offer to June 28, 2000. By executing this letter in the space provided below, PMSC acknowledges the extension and agreement set forth herein.

                                                  Very truly yours,

                                                  COMPUTER SCIENCES CORPORATION

                                                  By: /s/ PAUL T. TUCKER
                                                      --------------------------
                                                  Name:   Paul T. Tucker
                                                  Title:  Vice President


Agreed as of the date first written above:

POLICY MANAGEMENT SYSTEMS CORPORATION

By:  /s/ STEPHEN G. MORRISON
     ----------------------------
Name:  Stephen G. Morrison
Title: Executive Vice President,
       Secretary, General Counsel and
       Chief Administrative Officer